UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2014

INNOLOG HOLDINGS CORPORATION
(Exact name of Registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	005-85825 (Commission File Number)	68-0482472 (IRS Employer Identification Number)

43 Randolph Road #161
Silver Spring, MD 20904
(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 766-1412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01 Other Events.

Since early May 2013 when Innolog Holdings Corporation (“the company”) learned of the revenue reductions and contract terminations caused by the sequester, it started developing strategies for the future. The Board of Directors approved a series of resolutions involving the rebranding of the company into a government related healthcare services company. However, the financing of that effort was unattainable due to the company's continued financial deterioration. The Board then explored the possibility of a reverse merger strategy with a company associated with its major shareholder and lender, however those efforts proved unsuccessful. The Board inquired about reverse merger opportunities with its former security counsel and with its external auditing firm. Both of those resources gave leads on opportunities but nothing could be developed with them.

Over the last several months the Board explored a reverse merger opportunity with an unrelated third party that was brought to the company by one of its creditors. The company entered into serious discussions with that target company and met with the management of the target. The company was moving forward on a possible letter of intent. However, the issues that still face our subsidiary, Innovative Logistics Techniques, Inc., which is in bankruptcy, preclude removing all contingent liabilities of the Company, within the necessary time frame.

The company has no financial resources or financing source to continue operating and therefore has determined that it’s best course of action is to cease operations. A chapter 7 bankruptcy continues to be a possibility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOLOG HOLDINGS CORPORATION

Dated: February 5, 2014	By:	/s/ Stephen Moses
Stephen Moses
Chairman